EXHIBIT 23.3

[Bond & Pecaro, Inc. letterhead]

June 30, 2010

VIA E-MAIL:  evanm@salem.cc

Mr. Evan D. Masyr

Vice President of Accounting and Corporate Controller

Salem Communications Corp.

4880 Santa Rosa Road #300

Camarillo, CA  93012

Dear Mr. Masyr:

Bond & Pecaro, Inc. hereby grants permission to Salem Communications Corp. to use the Bond & Pecaro, Inc. name and data from our work product as of June 30, 2010 in public filings with the Securities and Exchange Commission.

I hope that this letter is responsive to your needs at this time.  Please do not hesitate to let us know if you need anything additional.

Sincerely,

/s/ Timothy S. Pecaro

Timothy S. Pecaro

cc.

Jim Brown